Exhibit 99.1

ANGEL STUDIOS, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Angel Studios, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Angel Studios, Inc. and subsidiaries (collectively, the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the account or disclosure to which it relates.

Going Concern

As described in Note 1 to the financial statements, the Company has incurred net losses, has a net working capital deficiency, and negative operating cash flows. These factors initially cast doubt on the Company’s ability to continue as a going concern. The determination of whether the Company will be able to meet its obligations one year from the issuance of these financial statements is inherently judgmental and subjective. Management has considered both quantitative and qualitative information and has determined that there are other conditions or events known or reasonably knowable through the date of issuance of these financial statements that, in combination with management’s plans, indicate substantial doubt to be alleviated.

As the Company’s ability to continue as a going concern involves a high degree of estimation uncertainty, we performed the following procedures among others:

•	We assessed whether there were other conditions or events present that would cause further substantial doubt about the Company’s ability to continue as a going concern.
•	We considered whether the financial statements contained all relevant disclosures as required by generally accepted accounting principles in the United States.
•

We reviewed and evaluated management’s assessment of the conditions or events known or reasonably knowable through the date of issuance of the financial statements and the plans to alleviate substantial doubt.

/s/ TANNER LLC

We have served as the Company’s auditor since 2016

Salt Lake City, Utah

March 28, 2025

ANGEL STUDIOS, INC.

Consolidated Balance Sheets

	As of
	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$7,211,826	$25,201,425
Accounts receivable, net	16,234,301	24,140,903
Current portion of licensing receivables, net	8,785,636	7,851,505
Physical media inventory	1,711,638	2,843,681
Current portion of notes receivable	747,282	707,508
Loan guarantee receivable	9,112,500	—
Prepaid expenses and other	9,146,017	4,316,577
Total current assets	52,949,200	65,061,599

Licensing receivables, net	12,074,629	11,279,260
Notes receivable, net of current portion	4,235,344	4,502,079
Property and equipment, net	778,927	1,212,056
Content, net	1,710,866	1,389,588
Intangible assets, net	1,917,155	1,987,190
Digital assets	12,457,387	2,961,790
Investments in affiliates	9,066,137	4,503,153
Operating lease right-of-use assets	2,744,693	1,286,237
Other long-term assets	589,924	4,075,243
Total assets	$98,524,262	$98,258,195

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$7,929,482	$3,169,248
Accrued expenses	13,074,655	6,297,230
Current portion of accrued licensing royalties	15,362,400	25,958,085
Notes payable	11,455,940	4,160,277
Current portion of operating lease liabilities	673,295	364,633
Deferred revenue	22,171,808	3,920,648
Loan guarantee payable	9,112,500	—
Current portion of accrued settlement costs	280,238	253,882
Total current liabilities	80,060,318	44,124,003

Accrued settlement costs, net of current portion	4,091,733	4,371,972
Accrued licensing royalties, long-term	8,367,099	9,125,409
Operating lease liabilities, net of current portion	2,153,463	961,151
Total liabilities	$94,672,613	$58,582,535

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 85,000,000 shares authorized; 26,987,787 and 24,991,329 shares issued and outstanding as of December 31, 2024, and December 31, 2023, respectively	$26,987	$24,991
Additional paid-in capital	95,472,458	49,875,530
Noncontrolling interests	8,222,953	(151,670)
Accumulated deficit	(99,870,749)	(10,073,191)
Total stockholders’ equity	3,851,649	39,675,660
Total liabilities and stockholders’ equity	$98,524,262	$98,258,195

See accompanying notes to the consolidated financial statements

ANGEL STUDIOS, INC.

Consolidated Statements of Operations

	Year Ended December 31,
	2024	2023	2022
Revenue:
Licensed content and other revenue	$88,691,769	$167,150,134	$41,536,516
Pay it Forward revenue	7,824,670	35,287,182	33,980,046
Total revenue	96,516,439	202,437,316	75,516,562

Operating expenses:
Cost of revenues	42,066,179	86,032,540	40,392,001
Selling and marketing	95,210,452	74,181,413	19,257,984
General and administrative	22,283,772	18,121,437	12,049,547
Research and development	14,364,827	13,905,426	12,345,518
Legal expense	10,832,877	2,038,974	802,044
Net loss (gain) on digital assets	(1,683,946)	4,000	5,065,413
Total operating expenses	183,074,161	194,283,790	89,912,507
Operating income (loss)	(86,557,722)	8,153,526	(14,395,945)

Other income (expense):
Interest expense	(2,366,014)	(3,657,958)	(694,374)
Interest income	3,490,743	1,819,121	614,426
Impairment of investment in affiliates	(1,000,000)	—	—
Total other income (expense), net	124,729	(1,838,837)	(79,948)
Income (loss) before income tax expense (benefit)	(86,432,993)	6,314,689	(14,475,893)
Income tax expense (benefit)	3,534,602	(2,697,435)	(765,185)
Net income (loss)	$(89,967,595)	$9,012,124	$(13,710,708)

Net income (loss) attributable to noncontrolling interests	(172,101)	(151,670)	—
Net income (loss) attributable to controlling interests	$(89,795,494)	$9,163,794	$(13,710,708)

Net income (loss) per common share - basic	$(3.482)	$0.370	$(0.565)
Net income (loss) per common share - diluted	$(3.482)	$0.353	$(0.565)

Weighted average common shares outstanding - basic	25,791,117	24,775,858	24,264,683
Weighted average common shares outstanding - diluted	25,791,117	25,929,246	24,264,683

See accompanying notes to the consolidated financial statements

ANGEL STUDIOS, INC.

Consolidated Statements of Stockholders’ Equity

	Common Stock								Additional
	Class A		Class B		Class C		Class F		Paid-in	Accumulated	Noncontrolling	Total
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Capital	Deficit	Interests	Equity
Balance as of January 1, 2022	20,842,227	20,842	3,349,017	3,349	508,420	508	—	—	39,538,876	(5,187,312)	—	$34,376,263
Stock options exercised	77,012	77	—	—	—	—	—	—	258,778	—	—	258,855
Transfer of Common Stock	(9,912,072)	(9,912)	—	—	—	—	9,912,072	9,912	—	—	—	—
Repurchase of Common Stock	(48,002)	(48)	—	—	(456,364)	(456)	—	—	(85,684)	(341,029)	—	(427,217)
Stock-based compensation expense	—	—	—	—	—	—	—	—	1,503,969	—	—	1,503,969
Net loss	—	—	—	—	—	—	—	—	—	(13,710,708)	—	(13,710,708)
Balance as of December 31, 2022	10,959,165	$10,959	3,349,017	$3,349	52,056	$52	9,912,072	$9,912	$41,215,939	$(19,239,049)	$—	$22,001,162
Stock options exercised	—	—	—	—	—	—	197,656	198	235,528	—	—	235,726
Issuance of Common Stock, net of fees	—	—	—	—	528,914	529	—	—	7,499,472	—	—	7,500,001
Transfer of Common Stock	(20,000)	(20)	(2,630)	(3)	317,346	318	(294,716)	(295)	—	—	—	—
Repurchase of Common Stock	—	—	—	—	—	—	(7,551)	(8)	(107,065)	—	—	(107,073)
Stock-based compensation expense	—	—	—	—	—	—	—	—	1,031,656	—	—	1,031,656
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	2,064	—	2,064
Net income (loss)	—	—	—	—	—	—	—	—	—	9,163,794	(151,670)	9,012,124
Balance as of December 31, 2023	10,939,165	$10,939	3,346,387	$3,346	898,316	$899	9,807,461	$9,807	$49,875,530	$(10,073,191)	$(151,670)	$39,675,660
Stock options exercised	—	—	—	—	—	—	197,966	198	619,039	—	—	619,237
Issuance of Common Stock, net of fees	—	—	(29)	—	1,831,008	1,831	—	—	42,042,560	—	—	42,044,391
Transfer of Common Stock	331,663	332	(340,942)	(341)	231,583	231	(222,304)	(222)	—	—	—	—
Repurchase of Common Stock	—	—	—	—	(10,672)	(11)	(21,815)	(22)	(706,611)	—	—	(706,644)
Stock-based compensation expense	—	—	—	—	—	—	—	—	3,641,940	—	—	3,641,940
Consolidation of noncontrolling interests	—	—	—	—	—	—	—	—	—	—	8,546,724	8,546,724
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	(2,064)	—	(2,064)
Net loss	—	—	—	—	—	—	—	—	—	(89,795,494)	(172,101)	(89,967,595)
Balance as of December 31, 2024	11,270,828	$11,271	3,005,416	$3,005	2,950,235	$2,950	9,761,308	$9,761	$95,472,458	$(99,870,749)	$8,222,953	$3,851,649

See accompanying notes to the consolidated financial statements

ANGEL STUDIOS, INC.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2024	2023	2022
Cash flows from operating activities:
Net income (loss)	$(89,967,595)	$9,012,124	$(13,710,708)
Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by (used in) operating activities:
Depreciation and amortization	1,004,823	916,945	665,920
Amortization of operating lease assets	678,806	666,653	453,996
Stock-based compensation expense	3,641,940	1,031,656	1,503,969
Net loss (gain) on digital assets	(1,683,946)	4,000	5,065,413
Impairment of investment in affiliates	1,000,000	—	—
Investments in affiliates gain	(67,608)	(9,364)	(67,608)
Non-cash interest expense	—	305,271	—
Bad debt expense	204,151	2,392,342	—
Change in deferred income taxes	4,000,319	37,611	(434,946)
Change in operating assets and liabilities:
Accounts receivable	7,702,451	(19,343,719)	3,251,012
Physical media inventory	1,132,043	(2,343,001)	1,369,233
Prepaid expenses and other current assets	(4,829,440)	(2,696,030)	2,056,587
Certificate of deposit	—	154,187	(1,914)
Licensing receivables	(1,729,500)	(19,130,765)	—
Content	(519,143)	(313,855)	(504,609)
Other long-term assets	(515,000)	(4,000,319)	—
Accounts payable and accrued expenses	13,455,520	4,751,709	(12,931,847)
Accrued licensing royalties	(11,353,995)	31,847,030	3,094,538
Operating lease liabilities	(636,288)	(657,296)	(423,806)
Deferred revenue	18,251,160	3,287,013	(1,048,481)
Net cash and cash equivalents provided by (used in) operating activities	(60,231,302)	5,912,192	(11,663,251)

Cash flows from investing activities:
Purchases of property and equipment	(303,793)	(572,463)	(1,135,362)
Issuance of notes receivable	(1,865,603)	(3,366,462)	(3,392,877)
Collections of notes receivable	2,092,564	5,090,166	2,779,320
Purchase of digital assets	(624,644)	(118,965)	—
Sale of digital assets	2,287,978	—	—
Investments in affiliates	(5,495,376)	(1,720,390)	(1,747,980)
Net cash and cash equivalents used in investing activities	(3,908,874)	(688,114)	(3,496,899)

Cash flows from financing activities:
Repayment of notes payable	(18,626,081)	(26,981,122)	(208,373)
Receipt of notes payable	23,750,000	28,911,394	2,000,000
Exercise of stock options	619,237	235,726	258,855
Issuance of common stock	32,818,130	7,500,001	—
Investments in minority owned entities	8,800,000	—	—
Fees related to issuance of common stock and minority interest	(502,000)	—	—
Repurchase of common stock	(706,645)	(107,073)	(427,217)
Debt financing fees	—	(305,271)	—
Net cash and cash equivalents provided by financing activities	46,152,641	9,253,655	1,623,265

Effect of changes in foreign currency exchange rates on cash and cash equivalents	(2,064)	2,064	—

Net increase (decrease) in cash and cash equivalents	(17,989,599)	14,479,797	(13,536,885)

Cash and cash equivalents at beginning of period	25,201,425	10,721,628	24,258,513

Cash and cash equivalents at end of period	$7,211,826	$25,201,425	$10,721,628

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,371,370	$3,586,937	$498,769
Cash paid for income taxes	$1,375,433	$22,208	$(2,078,744)

Supplemental schedule of noncash financing activities:
Investment of bitcoin for issuance of common stock	$9,474,985	$—	$—
Operating lease right-of-use assets and liabilities	$2,137,262	$—	$2,406,886

See accompanying notes to the consolidated financial statements

Angel Studios, Inc.

Notes to Consolidated Financial Statements

The financial information presented in these financial statements is and should be read in conjunction with the entity’s latest annual audited financial statements. Interim disclosures generally do not repeat those in the annual statements.

1.Description of Organization and Summary of Significant Accounting Policies

Organization

The company comprises Angel Studios, Inc. and its subsidiaries and affiliates (collectively, the “Company”). The Company was originally organized as a Utah limited liability company on November 13, 2013. On February 7, 2014, the entity converted to a Delaware corporation. The Company’s mission is to share stories with the world that amplify light. This is done by aligning the Company’s interests with those of the creators and the audience and utilizing the wisdom of crowds to help guide decisions on the content that gets created.

Proposed Businesss Combination

The Merger

On September 11, 2024, Southport Acquisition Corporation, a Delaware corporation (“Southport”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Southport, Sigma Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Southport (“Merger Sub”), and the Company.

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur: (1) at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), upon the terms and subject to the conditions thereof, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Southport (the “Merger or Business Combination”); (2) at the Closing, all of the outstanding capital stock of the Company (other than shares subject to Company options, shares held in treasury and any dissenting shares) will be converted into the right to receive shares of common stock, par value $0.0001 per share, of Southport (“Southport Common Stock”), in an aggregate amount equal to (x) $1.5 billion plus the aggregate gross proceeds of any capital raised by the Company prior to the Closing, divided by (y) $10.00; (3) at the Closing, all of the outstanding options to acquire capital stock of the Company will be converted into comparable options to acquire shares of Southport Common Stock (subject to appropriate adjustments to the number of shares of Southport Common Stock underlying such options and the exercise price of such options); (4) subject to the approval of the holders of Southport’s public warrants, Southport will amend its public warrants so that, immediately prior to the Closing, each of the issued and outstanding Southport public warrants automatically will convert into 0.1 newly issued share of Southport class A common stock and such warrants will cease to be outstanding (the “Warrant Conversion”); and (5) at the Closing, Southport will be renamed “Angel Studios, Inc.”

The board of directors of Southport has unanimously (i) approved and declared advisable the Merger Agreement and the Merger and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of Southport.

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which occurred on December 5, 2024, (ii) the absence of any law or injunction prohibiting the consummation of the Merger, (iii) the effectiveness of the registration statement on Form S-4 to be filed by Southport in connection with the transaction, (iv) the approval of the Merger Agreement and the transactions contemplated thereby by the respective stockholders of Southport and the Company, (v) the approval by Southport’s stockholders of an extension to Southport’s deadline to consummate a business combination to September 30, 2025, which approval was obtained on November 13, 2024, (vi) the receipt of approval for listing on the New York Stock Exchange or the Nasdaq Stock Market (or any other nationally recognized stock exchange in the United States as may be agreed by the Company and Southport) of the Southport class A common stock (including shares issued in the transaction), (vii) Southport having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) upon the Closing, (viii) the performance in all material respects of the respective covenants of Southport and the Company to be performed as of or prior to the Closing, including with respect to Southport, the covenant with respect to the warrantholder approval and (ix) the representations and warranties of Southport and the Company remaining accurate (to such standards described in the Merger Agreement) as of the effective time of the Merger.

Each party’s obligations to consummate the Merger are also conditioned upon the accuracy of the other party’s representations and warranties, subject to customary materiality and material adverse effect qualifiers, and the performance in all material respects by the other party of its covenants in the Merger Agreement to be performed as of or prior to the Closing.

The Merger Agreement contains customary representations and warranties by Southport, Merger Sub and the Company. The representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.

The Merger Agreement may be terminated at any time prior to the Closing (i) by written consent of Southport and the Company, (ii) by either the Company or Southport, if certain approvals of the stockholders of Southport or the Company, to the extent required under the Merger Agreement, are not obtained as set forth therein, (iii) by the Company, if there is a Modification in Recommendation (as defined in the Merger Agreement), or by Southport, if there is a Company Modification in Recommendation (as defined in the Merger Agreement), and (iv) by either Southport or the Company in certain other circumstances set forth in the Merger Agreement, including (a) if any governmental authority shall have issued or otherwise entered a final, nonappealable order making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, (b) in the event of certain uncured material breaches by the other party or (c) if the Closing has not occurred on or before September 30, 2025.

Certain Related Agreements

The Sponsor Support Agreement

On September 11, 2024, Southport also entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), by and among Southport, Southport Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the Company, pursuant to which the Sponsor has agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) not redeem its shares of Southport Common Stock in connection therewith. In addition, the Sponsor has agreed to forfeit all of the Southport private placement warrants held by it at the Closing for no additional consideration. The Sponsor has also agreed to cover certain expenses incurred by Southport that are unpaid and payable at the Closing in excess of a specified cap. The Sponsor Support Agreement will terminate upon the earlier of the termination of the Merger Agreement or written agreement by the parties.

Angel Studios Stockholder Support Agreement

On September 11, 2024, Southport also entered into a Stockholder Support Agreement (the “Angel Studios Stockholder Support Agreement”) by and among Southport, the Company and certain stockholders of the Company (the “Key Stockholders”). Under the Angel Studios Stockholder Support Agreement, the Key Stockholders agreed, with respect to the outstanding shares of the Company’s common stock held by such Key Stockholders, to vote their shares or execute and deliver a written consent adopting the Merger Agreement and related transactions and approving the Merger Agreement and transactions contemplated thereby.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Southport, the Sponsor, certain equityholders of the Company, Jared Stone and the other parties thereto, will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which Southport will grant customary registration rights to the other parties thereto, including to register for resale, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), certain shares of Southport Common Stock that are held by the other parties thereto.

Lock-Up Agreement

The Merger Agreement contemplates that, at the Closing, Southport and the Key Holders (as defined in the Merger Agreement) will enter into a Lock-Up Agreement (the “Lock-Up Agreement”). The Lock-Up Agreement contains certain restrictions on transfer with respect to shares of Southport Common Stock held by the Key Holders immediately following the Closing (other than shares purchased in the public market after the Closing) and the shares of Southport Common Stock issued to directors and executive officers of the combined company upon settlement or exercise of stock options or other equity awards outstanding as of immediately following the Closing in respect of awards of the Company outstanding immediately prior to the Closing (the “Lock-Up Shares”). Such restrictions begin at the Closing and end on the earlier of (i) one year after the Closing and (ii) (a) for 33.0% of the Lock-Up Shares, the date on which the last reported sale price of Southport Common Stock equals or exceeds $12.50 per share for any 20 trading days within any thirty-trading day period commencing at least thirty days after the Closing and (b) for an additional 50.0% of the Lock-up Shares, the date on which the last reported sale price of Southport Common Stock equals or exceeds $15.00 per share for any twenty trading days within any thirty-trading day period commencing at least thirty days after the Closing.

The foregoing descriptions of the Merger Agreement, the Sponsor Support Agreement and the Angel Studios Stockholder Support Agreement, and the transactions and documents contemplated thereby (including, without limitation, the Registration Rights Agreement and the Lock-Up Agreement), are not complete and are subject to and qualified in their entirety by reference to the Merger Agreement, the Sponsor Support Agreement and the Angel Studios Stockholder Support Agreement, copies of which were filed with a Current Report on Form 8-K/A on September 11, 2024, as Exhibit 2.1, Exhibit 10.1 and Exhibit 10.2, respectively, and the terms of which are incorporated by reference herein.

Amendment to Agreement and Plan of Merger

On February 14, 2025, Southport, the Company and Merger Sub entered into the Amendment No. 1 to Agreement and Plan of Merger (the “Merger Agreement Amendment”), which amends the Merger Agreement to make the following adjustments:

1.Remove the closing condition requiring Southport to have at least $5,000,001 of net tangible assets upon the Closing;

2.Amend the definition of “Acquiror Expense Cap” in the Merger agreement to increase the amount of expenses from an amount equal to (a) $11,000,000 minus (b) the aggregate amount of reasonable and documented Transaction Expenses; provided that the amount in clause (b) shall not exceed $3,500,000; to an amount equal to (a) $11,415,000 minus (b) the aggregate amount of reasonable and documented Transaction Expenses; provided that the amount in clause (b) shall not exceed $3,863,342;

3.Amend the definition of “Transaction Expenses” in the Merger Agreement to include costs and expenses related to the preparation, filing and distribution of the Joint Proxy Statement/Registration Statement and other Company SEC filings; and

4.Amend the provision regarding expense statements to increase the amount of expenses from $11,000,000 to $11,415,000.

The Merger Agreement Amendment was filed with a Current Report on Form 8-K on February 18, 2025, as Exhibit 2.1, and is incorporated herein by reference.

The Merger Agreement, the Merger Agreement Amendment, the Sponsor Support Agreement and the Angel Studios Stockholder Support Agreement and the other documents related thereto (collectively, the “Transaction Documents”) have been included to provide investors with information regarding their terms. They are not intended to provideany other factual information about the Company, Southport or their respective affiliates. The representations, warranties, covenants and agreements contained in the Transaction Documents were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Transaction Documents and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Transaction Documents instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Transaction Documents and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the applicable dates of the Transaction Documents, which subsequent information may or may not befully reflected in the Company’s public disclosures.

Basis of Presentation

These consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”).

As comprehensive income equals net income, separate statements of comprehensive income were not included in the accompanying consolidated financial statements.

Principles of Consolidation

The accompanying consolidated financial statements of the Company include the accounts of Angel Studios, Inc. and its majority-owned and controlled subsidiaries and affiliates. The Company reviews its relationships with other entities to identify whether it is the primary beneficiary of a variable interest entity (“VIE”). If the determination is made that the Company is the primary beneficiary, then the entity is consolidated.

All significant intercompany balances have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Estimates are based on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. Regularly, the Company evaluates the assumptions, judgments, and estimates. Actual results may differ from these estimates.

Reclassifications

Certain prior period balances have been reclassified to conform to the current period presentation in the consolidated financial statements and the accompanying notes.

Concentrations of Credit Risk

The Company’s cash is held in non-interest-bearing and interest-bearing accounts that may exceed the Federal Deposit Insurance Corporation (the “FDIC”) insurance limits. If such banking institutions were to fail, the Company could lose all or a portion of those amounts held in excess of such insurance limitations. For example, the FDIC took control of Silicon Valley Bank (SVB), where the Company held a portion of its cash and cash equivalents. The Federal Reserve subsequently announced that account holders would be made whole, and the Company once again received access to all of its cash and cash equivalents. However, the FDIC may not make all account holders whole in the event of future bank failures. In addition, even if account holders are ultimately made whole with respect to a future bank failure, account holders’ access to their accounts and assets held in their accounts may be substantially delayed. Any material loss that the Company may experience in the future or inability for a material time period to access our cash and cash equivalents could have an adverse effect on the Company’s ability to pay its operational expenses or make other payments, which could adversely affect the business.

Major vendors are defined as those vendors having expenditures made by the Company which exceed 10.0% of the Company’s total cost of revenues. Concentrations of vendors were as follows for the years ended December 31:

	2024	2023	2022
Vendor A	*	35%	41%
Vendor B	26%	22%	*
Vendor C	*	21%	*

Major customers are defined as those customers generating revenues for the Company which exceed 10.0% of the Company’s total recognized revenues. Concentrations of customers were as follows for the years ended December 31:

	2024	2023	2022
Customer A	*	12%	*

Major concentrations of customers with licensing receivables are defined as those customers with a licensing receivables balances for the Company which exceed 10.0% of the Company’s outstanding licensing receivables. Concentrations of customers with licensing receivables balance were as follows for the years ended December 31:

	2024	2023	2022
Customer B	100%	100%	*

*Vendors and customers that did not exceed the 10.0% concentration threshold.

Digital Assets

In 2021, the Company saw a need to further diversify and maximize returns on cash balances that are not required to maintain adequate operating liquidity. As such, the Company implemented a policy that would allow for the investment in bitcoin (digital assets) under this policy. The Company believes their bitcoin holdings are highly liquid. However, digital assets may be subject to volatile market prices, which may be unfavorable at the time when the Company wants or needs to liquidate them. The Company has ownership of and control over their digital assets and may use third-party custodial services to secure it. The Company will record an impairment of the digital asset during the reporting period if the fair value drops below the cost basis of the digital assets. The Company recorded an impairment of $3.0 thousand, $4.0 thousand and $5.1 million on the digital assets during the years ended December 31, 2024, 2023 and 2022, respectively.

The Company sold bitcoin holdings with a total book value of $0.6 million for a net gain of $1.7 million during the year ended December 31, 2024. No bitcoin holdings were sold during the years ended December 31, 2023 and 2022.

Liquidity

The consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern within one year from the date of issuance of these consolidated financial statements. For the year ended December 31, 2024, the Company incurred a net loss of approximately $90.0 million and used cash in operating activities of approximately $60.2 million. The Company had an accumulated deficit of approximately $99.9 million as of December 31, 2024. A significant portion of the net loss for the year ended December 31, 2024, was due to a one-time contractual commitment for marketing spend on a theatrical release, legal expenses related to unfavorable outcome of arbitration and increased marketing expenses to grow Angel Guild memberships. Management does not anticipate the same level of marketing spend as a percentage of revenue for future theatrical releases. The content license agreement with The Chosen, Inc. (f/k/a The Chosen, LLC) (“The Chosen”) dated October 18, 2022 (the “Chosen Agreement”), which has generated significant past revenues, was canceled during the quarter ended June 30, 2024. Management anticipates that the Company will continue to incur operating losses and use cash in operating activities in 2025.

Management is working to increase revenues through the growth of Angel Guild memberships, the Company’s pipeline of theatrical releases in 2025 and additional streaming agreements. The Company finances marketing activities for theatrical releases through P&A loan agreements with individual and institutional investors. Additionally, the Company has raised capital through the sale of its Class A common stock, par value $0.001 per share (the “Class A Common Stock”), Class B common stock, par value $0.001 per share (“Class B Common Stock”), Class C common stock, par value $0.001 per share (the “Class C Common Stock”) and Class F common stock, par value $0.001 per share (the “Class F Common Stock,” and together with the Class A Common Stock, Class B Common Stock and Class C Common Stock, the “Common Stock”), generating approximately $32.8 million of cash and $9.5 million in bitcoin during the year ended December 31, 2024, $7.5 million of cash during the year ended December 31, 2023 and $0.00 during the year ended December 31, 2022. From January 1, 2025, through the date of this filing, the Company has (i) grown from 551,893 to over one million Angel Guild paying members, generating approximately $39.5 million in cash from Angel Guild paid memberships, (ii) raised $14.1 million through the sale of Common Stock and (iii) secured $22.9 million in debt financing. Management believes it will be able to continue to fund operating capital shortfalls for the next year through the issuance of debt and Common Stock. While there is no assurance of success, management remains committed to its plans to grow revenues and manage expenses. If these efforts are not successful, or if securing debt and selling Common Stock on acceptable terms proves challenging, the Company can reduce our spend on marketing of the Angel Guild, which could materially affect our growth, our financial condition and/or our ability to continue as a going concern.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities to the Company of three months or less to be cash equivalents. As of December 31, 2024 and 2023, these cash equivalents consisted of treasury securities and totaled $0.00 and $4.7 million, respectively.

Accounts Receivable

The Company records its accounts receivable at sales value less an allowance for doubtful accounts receivable. Management determines the allowance for doubtful accounts receivable in accordance with ASC 326 by segmenting the receivables portfolio and using historical experience, market conditions and account aging to determine an allowance for each segment.

Account balances are written off against the allowance when the potential for recovery is remote. Recoveries of receivables previously written off are recorded when payment is received. As of December 31, 2024, the allowance for doubtful accounts receivable was $0.4 million, which included a reserve of $0.2 million related to receivables from theatrical distribution. As of December 31, 2023 and 2022, the Company’s allowance for doubtful accounts receivable was $0.3 million and $0.00, respectively.

Licensing Receivables

Licensing receivables consist of amounts due from customers under the Company’s multi-year content licensing arrangements. These receivables arise from the licensing of content to third parties, typically over terms ranging from several months to up to ten years, with an average duration of around three years.

For licensing arrangements where payments are due over a longer period, the Company assesses the need to recognize a significant financing component when the expected time between the satisfaction of the Company’s performance obligations and the receipt of payment exceeds one year. In such cases, the licensing receivable is recorded at the present value of the future payments, discounted at a rate reflective of a separate financing transaction between the Company and the customer at contract inception. When no significant financing component is deemed to be present (e.g., when payments are expected within one year), the receivable is recorded at the transaction price, without adjustment for the time value of money.

The Company monitors licensing receivables for collectability and assesses for credit risk at each reporting period. Any expected credit losses are recognized in accordance with the Company’s allowance for doubtful accounts policy.

Physical Media Inventory

Physical media inventory consists of apparel, DVDs, Blu-rays, books and other merchandise purchased for resale, related to content the Company is distributing. Physical media inventory is recorded at average cost. The Company periodically reviews the physical media inventory for excess supply, obsolescence, and valuations above estimated realization amounts and provides a reserve to cover these items. Management determined that no reserve for physical media inventory was necessary as of December 31, 2024, 2023 and 2022.

Prepaid Expenses and Other

Prepaid expenses primarily represent payments made in advance for services and goods to be received in future periods. These include but are not limited to prepayments for insurance, software, rent, fees and future advertising. As the benefits are consumed or utilized, the prepaid assets are recognized as expenses on the consolidated statements of operations.

Other assets may include royalty advances, deposits and interest receivable. The Company also capitalizes expenses related to its proposed Business Combination with Southport. As of December 31, 2024, the balance of prepaid expenses related to the proposed Business Combination was $2.6 million.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated economic useful lives of the assets or over the related lease terms (if shorter) as follows:

Office and computer equipment	3 years
Production equipment	1 year
Leasehold improvements	1 year
Furniture and fixtures	3 years
Warehouse equipment	3 - 5 years
Computer software	2 years

Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs, and renewal costs are expensed as incurred. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation and amortization are removed from the related accounts and any gain or loss is reflected in the consolidated statements of operations.

Content

The Company produces content for Dry Bar Comedy shows that are recorded and streamed through various channels. The Company capitalizes costs associated with the production, including development costs, direct costs, and production overhead. The Company amortizes the content assets in cost of revenues on the consolidated statements of operations over the period of use, which is estimated to be ten years, beginning with the month of first availability. The amortization is calculated using the straight-line method.

Intangible Assets

Intangible assets consist of domain names the Company has acquired and are stated at cost less accumulated amortization. Amortization is calculated using the straight-line method over the estimated economic useful lives of the domain names of approximately thirty years.

Impairment of Long-Lived Assets

Except for the digital assets write-down mentioned previously, no other significant write-downs occurred during the years ended December 31, 2024 and 2023.

Investments in Affiliates

Investments in affiliates represent the Company’s investments in noncontrolling interests. The Company’s investments where the Company has significant influence, but does not control, and joint ventures which are VIEs in which the Company is not the primary beneficiary, are recorded under the equity method of accounting in the accompanying consolidated financial statements. The Company’s investments where the Company has little or no influence and which the Company is not the primary beneficiary, are recorded under the cost method of accounting in the accompanying consolidated financial statements.

Under the equity method, the Company’s investments are stated at cost and adjusted for the Company’s share of net earnings or losses and reduced by distributions. Equity in earnings is recognized based on the Company’s ownership interest in the earnings of the VIE. Under the cost method, the Company’s investments are stated at cost and will be reduced by any distributions received.

Notes Receivable

The Company enters into various notes receivables with filmmakers for marketing and other purposes. The Company records its notes receivable based on actual amounts loaned or paid for on behalf of the filmmaker. The Company also has a note receivable from the disposition of a business in 2021. The Company establishes specific reserves for those customer accounts identified with collection problems due to insolvency or other issues. The Company’s notes receivable are considered past due when payment has not been received within thirty days of the due date. The amounts of the specific reserves are estimated by management based on various assumptions including the customer’s financial position, age of the receivables and changes in payment schedules and histories.

Notes receivable balances are charged off against the allowance for doubtful notes when the potential for recovery is remote. Recoveries of notes receivable previously charged off are recorded when payment is received. The allowance for doubtful notes receivable was $0.00 as of December 31, 2024 and 2023, respectively.

Other Long-term Assets

Other long-term assets mainly consist of security deposits that will be held for longer than one year and are recorded at fair value when paid and deferred tax assets. Any impairment in the other long-term assets will be recognized on the consolidated statements of operations.

Accrued Expenses

Accrued expenses represent liabilities for goods or services received by the Company as of the reporting date but for which invoices have not been received or processed. These expenses are recognized when all of the following conditions are met: there is a present obligation resulting from a past event (i.e., goods or services have been received), it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and the amount of the obligation can be reliably measured.

Accrued expenses are recognized and measured based on the best estimate of the amount owed at the reporting date. Estimates are based on available information and historical experience, taking into consideration any known uncertainties. Where necessary, accruals are adjusted in subsequent periods to reflect changes in circumstances or estimates.

Accrued Licensing Royalties

Accrued licensing royalties represent amounts owed by the Company to filmmakers based on the contractual terms agreed upon with the filmmaker. Estimates are made based on available information and historical experience, taking into consideration any known uncertainties. Where necessary, accruals are adjusted in subsequent periods to reflect changes in circumstances or estimates.

Deferred Revenue

Deferred revenue represents payments received in advance of the Company fulfilling its performance obligations under various arrangements, including Angel Guild memberships, content licensing, Pay it Forward payments for theatrical releases, theatrical ticket presales and other deferred revenue. The Company recognizes deferred revenue when cash is received before the related revenue recognition criteria are met, and such amounts are recognized as revenue when the related performance obligations are satisfied.

Angel Guild Memberships

Angel Guild membership fees, which include both standard and premium membership options, are recorded as deferred revenue when received. As of December 31, 2024, 2023 and 2022, the Company had $19.8 million, $2.9 million and $0.00, respectively, of deferred revenue related to Angel Guild memberships. These amounts are expected to be recognized as revenue over the membership period, primarily within the next twelve months.

Content Licensing

For certain content licensing arrangements, the Company recognizes deferred revenue when payment is received in advance of delivering the content or when performance obligations related to the licensing arrangement have not yet been satisfied. Revenue is recognized as content is delivered and the customer can begin exploiting the content, or, in the case of usage-based royalties, when the sale or usage occurs. As of December 31, 2024, 2023 and 2022, the Company had $0.00, $0.1 million and $0.4 million, respectively, of deferred revenue related to content licensing arrangements.

Pay it Forward

The Company receives Pay it Forward payments, which are used to offset the costs of free or discounted theatrical tickets provided to others. Pay it Forward payments in excess of ticket redemption expenses are initially recorded as deferred revenue. Revenue is recognized as Pay it Forward payments are redeemed for tickets or when it is determined that future ticket redemptions will be less than the deferred revenue balance. As of December 31, 2024, 2023 and 2022, the Company had $0.4 million, $0.9 million and $0.00, respectively, of deferred revenue related to Pay it Forward payments, which is expected to be redeemed or recognized as revenue within the next 12 months.

Theatrical Ticket Presales

The Company records deferred revenue related to theatrical ticket presales, which represent payments received in advance of scheduled theatrical releases. Revenue is recognized when the related theatrical releases occur. As of December 31, 2024, 2023 and 2022, the Company had $1.0 million, $0.00 and $0.00, respectively, of deferred revenue related to these presales.

Other Deferred Revenue

As of December 31, 2024, 2023 and 2022, the Company had an additional $1.0 million, $0.00 and $0.2 million, respectively, in deferred revenue from various other types of contractual arrangements. These amounts will be recognized as revenue when the performance obligations are satisfied, primarily within the next twelve months.

Deferred Financing Costs and Note Discount

Our distribution clients utilize the services of VAS Portal, LLC d/b/a Angel Funding (“VAS Portal”), a Securities and Exchange Commission (“SEC”) registered Funding Portal (SEC File No. 7-165) and a member of the Financial Industry Regulation Authority (“FINRA”), to facilitate crowdfunding of their projects by Angel Investors via what is referred to as the “Angel Funding Portal.” VAS Portal is operated independent of the Company.

For Funds raised through the VAS Portal, VAS Portal typically receives a fee of 6.0% of total funds raised for their services. The Company utilized the services of VAS Portal to raise prints and advertising (“P&A”) funds during the year ended December 31, 2024 and 2023. Funds raised by the Company through the VAS Portal are accounted for as a note discount and are amortized to interest expense over the term of the underlying instrument using the effective interest method. For additional information, see “Note 6. Notes Payable.”

Revenue Recognition

The Company recognizes revenue when a customer obtains control of promised products or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these products or services. The Company applies the following five steps: (i) Identify the contract with the customer; (ii) Identify the performance obligations in the contract; (iii) Determine the transaction price; (iv) Allocate the transaction price to performance obligations in the contract; and (v) Recognize revenue when or as the Company satisfies a performance obligation. The following components represent the most significant portions of revenue being recognized:

	For the year ended December 31,
	2024	2023	2022
Angel Guild	$35,646,375	$2,940,290	$—
Theatrical	29,445,641	106,838,828	4,720,674
Content licensing	16,588,700	38,687,753	11,924,036
Merchandise	5,808,750	18,020,076	23,609,414
Pay it Forward	5,610,677	31,856,327	33,980,046
Theatrical Pay it Forward	2,213,993	3,430,855	—
Other	1,202,303	663,187	1,282,392
Total Revenue	$96,516,439	$202,437,316	$75,516,562

Angel Guild Revenue

The Angel Guild is a paid membership that gives certain benefits, such as early access to certain content and the ability to vote on future content. Premium memberships receive additional benefits, such as complimentary theatrical tickets and merchandise discounts. Members have the option to pay either on a monthly or annual basis. The payments for memberships are initially recorded as deferred revenue and allocated to three different performance obligations: (i) memberships – recognized on a straight-line basis over the membership period, (ii) complimentary theatrical tickets – allocated only in periods of theatrical releases by the Company and recognized as tickets are redeemed during the month of membership and (iii) merchandise – recognized as the benefit is used.

Theatrical Release Revenue

Prior to the digital release of licensed content, the Company might provide the option to release content as part of a theatrical release. Revenue from these events is recognized at a point in time – when the theatrical showing takes place. The Company will negotiate the terms of the theatrical distribution window (ranging from a few weeks to a few months), profit sharing percentage, and collection terms with the theater owners prior to the release. Theatrical release revenue fluctuates depending on the timing and scale of theatrical showings.

Content Licensing

The Company’s content licensing arrangements include fixed fee and minimum guarantee arrangements, and sales or usage based royalties. The Company’s fixed fee or minimum guarantee licensing arrangements may, in some cases, include multiple titles, multiple license periods (windows), rights to exploitation in different media, or rights to exploitation in multiple territories, which may be considered distinct performance obligations. When these performance obligations are considered distinct, the fixed fee or minimum guarantee in the arrangement is allocated to the title, window, media right or territory as applicable, based on estimates of relative standalone selling prices. The amounts related to each performance obligation (i.e., title, window, media or territory) are recognized when the content has been delivered, and the window for the exploitation right in that territory has begun, which is the point in time at which the customer is able to begin to use and benefit from the content.

Sales or usage based royalties represent amounts due to us based on the “sale” or “usage” of the Company’s content by the customer, and revenues are recognized at the later of when the subsequent sale or usage occurs, or the performance obligation to which some or all the sales or usage-based royalty has been allocated has been satisfied (or partially satisfied). Generally, when the Company licenses completed content (with standalone functionality, such as a movie, or television show), its performance obligation will be satisfied prior to the sale or usage. The actual amounts due to the Company under these arrangements are typically not reported to the Company until several months after the close of the reporting period. The Company records revenue under these arrangements for the amounts due and not yet reported to the Company based on estimates of the sales or usage of these customers and pursuant to the terms of the contracts. Such estimates are based on information from the Company’s customers, historical experience with similar titles in that market or territory, the performance of the title in other markets and/or available data in the industry. While the Company believes these estimates are reasonable estimates of the amounts due under these arrangements, such estimated amounts could differ from the actual amounts to be subsequently reported by the customer, which could be higher or lower than the Company’s estimates, and could result in an adjustment to revenues in future periods. Any adjustments booked during the December 31, 2024 and 2023 periods have been immaterial.

For certain multi-year licensing arrangements, payments may be due over a longer period. When the Company expects the period between fulfillment of its performance obligation and the receipt of payment to be greater than a year, a significant financing component is present. In these cases, such payments are discounted to present value based on a discount rate reflective of a separate financing transaction between the customer and the Company, at contract inception. The Company does not assess contracts with deferred payments for significant financing components if, at contract inception, the Company expects the period between fulfillment of the performance obligation and subsequent payment to be one year or less.

Content licensing arrangements can last between several months to up to ten years. The typical period ranges around three years.

Merchandise Revenue

The Company has partnered with creators to distribute the creators’ licensed original content and related merchandise. Merchandise revenue represents apparel, DVDs, Blu-rays, books and other intellectual property. Revenue is recognized upon shipment of the merchandise and is recognized at a point in time, when physically shipped.

Pay it Forward Revenue

Pay it Forward revenue consists of payments made from customers who want to keep the Company’s content free to general users and help create future episodes and seasons of their favorite shows. Pay it Forward revenues are reported as Pay it Forward revenue in the consolidated statements of operations in accordance with ASC Topic 958, Not-for-Profit Entities.

Theatrical Pay it Forward Revenue

The Company also collects Pay it Forward payments for the Company’s upcoming or current theatrical releases. These collections are used to offset the cost the Company incurs to purchase free or discounted tickets, (“ticket redemption expenses”), for people who may not have otherwise been able to watch the film. If total theatrical Pay it Forward payments are in excess of total ticket redemption expenses, the excess amount will initially be included on the Company’s consolidated financial statements as deferred revenue. Deferred revenue will be recognized as Pay it Forward revenue during a reporting period if future ticket redemption expenses are expected to be less than the deferred revenue balance.

Other Revenue

Other revenue consists of tickets to Dry Bar Comedy shows and other events, concession sales, general and administrative management fees and in-app advertising. Other revenue is recognized when the services are performed or when the event takes place.

The following table presents the Company’s revenue recognized over time or at a point in time (as previously described) for the years ended December 31:

	2024	2023	2022
Point in time revenue	$60,002,166	$198,201,716	$73,927,248
Over time revenue	36,514,273	4,235,600	1,589,314
Total revenue	$96,516,439	$202,437,316	$75,516,562

The Company does not disclose revenue by geography as it is impracticable to do so. The Company’s business operations involve complex, interconnected revenue streams that are not easily attributable to specific geographic regions. Revenue is often generated through multi-region engagements, global contracts and shared operational resources, making geographic segmentation inaccurate or misleading. As a result, providing such information would not reflect the true nature of the Company’s business and could lead to misinterpretation.

Cost of Revenues

Cost of revenues represents the direct costs incurred by the Company in generating its revenue. These costs include expenses directly associated with the goods or services sold during the reporting period. Cost of revenues is recognized in the consolidated statements of operations in the period in which the related revenue is recognized, following the matching principle.

Components of cost of revenues include licensing royalty expense, film delivery costs, hosting, merchandise costs, credit card fees, freight and shipping costs, and costs of services provided.

Selling and Marketing Expenses

Selling and marketing expenses represent costs incurred by the Company in promoting and selling its products or services. These expenses are recognized in the consolidated statements of operations in the period in which they are incurred.

Components of selling and marketing expenses include advertising and promotional activities, salaries and benefits for sales and marketing personnel, travel and entertainment expenses related to sales and marketing activities, and costs of marketing materials. It also includes costs incurred by the Company to purchase movie tickets for giving away, which costs are offset by the Pay it Forward receipts the Company receives from customers who Pay it Forward for others to see the show. The total amount of pay-it-forward receipts that were offset against selling and marketing costs during the years ended December 31, 2024, 2023 and 2022 were $4.2 million, $23.8 million and $0.00, respectively.

General and Administrative Expenses

General and administrative expenses represent costs incurred by the Company that are not directly attributable to the production of goods or services. These expenses include, but are not limited to, salaries and benefits of administrative staff, office rent, utilities, office supplies, insurance, legal fees and other overhead costs necessary to support the operations of the business.

General and administrative expenses are recognized in the consolidated statements of operations in the period in which they are incurred. Expenses are measured at the fair value of the consideration given in exchange for goods or services received.

Research and Development Expenses

Research and development expenses consist primarily of payroll, software and other related expenses for research and development personnel responsible for making improvements to the Company’s service offerings, including testing and maintaining and modifying the user interface and infrastructure. These expenses are recognized in the consolidated statements of operations in the period in which they are incurred.

Stock-Based Compensation

Stock-based payments made to employees, including grants of employee stock options, are measured using a fair value-based method. The related expense is recorded in the consolidated statements of operations over the period of service.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the tax bases of assets and liabilities. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred income tax assets are reviewed periodically for recoverability, and valuation allowances are provided when it is more likely than not that some or all of the deferred income tax assets may not be realized.

The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open tax years based on an assessment of many factors including experience and interpretations of tax laws applied to the facts of each matter. The Company files income tax returns in the U.S. federal jurisdiction and certain state jurisdictions.

As of December 31, 2024, and 2023, the Company had $0.00 and $4.0 million, respectively, of deferred tax assets.

Basic and Diluted Earnings (Loss) Per Share

Basic earnings (loss) per share attributable to the Company is computed by dividing income (loss) attributable to the Company by the weighted-average number of shares outstanding during the period. Diluted earnings (loss) per share attributable to the Company gives effect to all dilutive potential shares that are outstanding during the period (if any) and excludes stock options that are anti-dilutive as a result of any net losses during the period.

Operating Leases

The Company leases several office spaces which are accounted for as operating leases. Lease payments are due monthly and are based on the fixed terms of the leases. The lease terms expire at various dates through 2029 and provide for renewal options ranging from one year to five years. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties.

The Company determines if an arrangement is a lease at its inception. A rate implicit in the lease when readily determinable is used in arriving at the present value of lease payments. As the Company’s leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on information available at lease commencement date for all of its leases. Lease expense for operating leases is recognized on a straight-line basis

Recent Accounting Pronouncements

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU No. 2023-08, “Intangibles-Goodwill and Other-Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets.” This standard provides accounting and disclosure guidance for crypto assets that meet the definition of an intangible asset and certain other criteria. In-scope assets are subsequently measured at fair value with changes recorded in the consolidated statements of operations. The standard requires separate presentation of (1) in-scope crypto assets from other intangible assets and (2) changes in the fair value of those crypto assets. Disclosure of significant crypto asset holdings and an annual reconciliation of the beginning and ending balances of crypto assets are also required. This ASU becomes effective for annual periods beginning in 2025, including interim periods, with early adoption permitted. The Company will adopt this standard with its annual period beginning on January 1, 2025. The adoption of this standard will require an adjustment to the Company’s opening Retained Earnings balance as of January 1, 2025, to recognize the cumulative effect of initially applying the change in accounting principle to previous periods. The adjustment subsequently made was an increase in our digital assets of $16.0 million, which accounts for the difference between the December 31, 2024 ending book value of digital assets and their respective fair market value on January 1, 2025.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). This ASU updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of a segment’s profit or loss. This ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The ASU is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted this ASU retrospectively on December 31, 2024.

Segment Reporting

The Company operates as a single reportable segment, consistent with the adoption of ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The CODM, Neal Harmon, our Chief Executive Officer, evaluates the Company’s financial performance and allocates resources based on consolidated financial results. The Company does not manage its operations or prepare financial information on a disaggregated basis beyond the consolidated level for internal reporting purposes.

The CODM reviews consolidated operating results, primarily focusing on revenue, operating income (loss), and key expense categories to assess performance and make strategic decisions. The single reportable segment derives its revenue as described above, primarily from Angel Guild revenue, theatrical release revenue, content licensing, merchandise revenue, Pay it Forward revenue and other revenue. Segment profit or loss is measured consistently with the consolidated operating income (loss) presented in the Consolidated Statements of Income.

In accordance with ASU 2023-07, the significant expense categories regularly provided to the CODM as part of the consolidated financial review include cost of revenue, selling and marketing, research and development, and general and administrative expenses. The amounts for these categories are included in the Consolidated Statements of Operations. These expenses represent the primary financial measures used by the CODM to evaluate operational efficiency and resource needs. No other significant expense categories or performance metrics are regularly provided to the CODM on a disaggregated basis.

The Company’s accounting policies for segment reporting are consistent with the significant accounting policies described in this note.

2.	Property and Equipment

Property and equipment consisted of the following as of December 31:

	2024	2023
Computer equipment	$1,685,254	$1,630,746
Leasehold improvements	454,082	420,903
Computer software	545,255	386,035
Furniture and fixtures	355,764	355,764
Production equipment	280,512	275,513
Warehouse equipment	106,856	57,936
	3,427,723	3,126,897
Less accumulated depreciation and amortization	(2,648,796)	(1,914,841)
	$778,927	$1,212,056

Depreciation and amortization expense on property and equipment for the years ended December 31, 2024, 2023 and 2022 was $0.7 million, $0.7 million and $0.5 million, respectively.

3.	Content

Content consisted of the following as of December 31:

	2024	2023
Content	$2,158,394	$1,639,251
Less accumulated amortization	(447,528)	(249,663)
	$1,710,866	$1,389,588

Amortization expense on content for the years ended December 31, 2024, 2023 and 2022 was $0.2 million, $0.2 million and $0.1 million, respectively.

4.	Notes Receivable

On March 1, 2021, the Company entered into an agreement to sell substantially all the assets and liabilities of the Company’s content filtering service. As part of this transaction, the Company paid cash to the buyer to provide liquidity to the business and the buyer entered into a note with the Company and is required to pay $9.9 million over fourteen years, or $7.8 million if paid within five years. If the buyer defaults under any of its obligations under the agreement, they will be required to transfer and assign all assets and liabilities back to the Company for no consideration. As of December 31, 2024, and 2023, the outstanding balance on the consolidated balance sheets is $4.5 million and $4.7 million, respectively.

In addition to the notes receivable from the sale of the filtering business, the Company enters into various notes receivables with filmmakers (the “Filmmaker Notes Receivable”) for marketing and other purposes. The terms of these agreements are generally less than one year and non-interest bearing. The total amount of Filmmaker Notes Receivable as of December 31, 2024 and 2023 was $0.5 million, respectively, which is included in current portion of notes receivable, on the consolidated balance sheets.

5.	Intangible Assets

Intangible assets consisted of the following as of December 31:

	2024	2023
Domain names	$2,191,454	$2,188,489
Less accumulated amortization	(274,299)	(201,299)
	$1,917,155	$1,987,190

Amortization expense on intangible assets for the years ended December 31, 2024, 2023 and 2022 was $73.0 thousand, $73.0 thousand and $73.0 thousand, respectively.

6.Notes Payable

In November 2022, the Company entered into a P&A loan agreement where the Company could draw up to $5.0 million related to P&A expenses incurred during the theatrical release of specific content. The maturity date of the note was March 31, 2023, and was payable along with a 10.0% coupon on the aggregate amount drawn. The loan principal and all outstanding interest were paid in full in March 2023.

In June 2023, the Company closed on a round of crowdfunding for P&A expenses, in anticipation of the release of the Sound of Freedom film, in exchange for revenue participation rights of the film. The revenue participation rights allow each investor the right to receive an amount not to exceed 120.0% (initial investment plus a 20.0% return) of their crowdfunded amount. The investors have first priority on the cash receipts to the Company of the film and shall be paid in full before any other claims from the film are paid. The money raised was approximately $5.0 million. The payback date was based on the timing of cash collections from the theatrical run of the film and was payable, directly to the investors. The $5.0 million was recorded as notes payable and the 20.0% return was accrued over the term of the note and recorded as interest expense on the consolidated statements of operations. Issuance costs for this raise were approximately $0.3 million, which was recorded as a note discount. As of December 31, 2023, the notes and interest had been repaid, and the note discount had been fully amortized.

During 2023, the Company entered into several additional rounds of P&A expense raises with institutional investors, in anticipation of the release of several different films, in exchange for revenue participation rights of the films. The revenue participation rights allow each institutional investor the right to receive an amount not to exceed 110.0% (initial investment plus a 10.0% return) of their invested amount. The institutional investors have first priority on the cash receipts to the Company of the particular film they invested in and shall be paid in full before any other claims from the film are paid. The money raised was approximately $21.0 million which was recorded as notes payable and the 10.0% return was accrued over the term of the notes and recorded as interest expense on the consolidated statements of operations. The payback dates were based on the timing of cash collections from the various theatrical runs of the films. There were no issuance costs related to these raises. As of December 31, 2023, $17.0 million of the notes and $1.7 million in related interest had been repaid. All remaining principal and interest was paid back in the first quarter of 2024.

In January 2024, the Company entered into a short-term loan agreement for $0.3 million with a 10.0% interest rate and maturity date of 100 days. As of December 31, 2024, the note principal and interest had been repaid

In February 2024, the Company entered into a revolving P&A loan agreement with a related-party. See “Note 14. Related-Party Transactions” for further discussion.

In May 2024, the Company entered into P&A loans totaling $3.0 million. The maturity date is dependent on the timing of cash collections from theatrical sales, licensing revenue, merchandise sales and other revenue. The principal balance is payable along with a 10.0% coupon on the total loans, and is expected to mature within the next year. As of December 31, 2024, the entire amount was outstanding.

In May 2024, the Company entered into a short-term loan agreement for $0.5 million with a 10.0% interest rate and maturity date of 100 days. As of December 31, 2024, the note principal and interest had been repaid.

7.Investments in Affiliates

Consolidated Entities

The Company consolidates entities in which it has a controlling financial interest, either through a majority voting interest or as the primary beneficiary of a VIE, in accordance with ASC 810, Consolidation. As of December 31, 2024, the Company consolidates several subsidiaries and VIEs where the Company is the primary beneficiary.

Consolidated Subsidiaries (Voting Interest): The Company holds majority ownership in several subsidiaries which are consolidated based on voting interest control. These subsidiaries are integral to the Company’s operations. There are no significant restrictions on the ability of these subsidiaries to transfer funds to the parent in the form of dividends, loans, or advances, except for standard regulatory requirements in certain jurisdictions.

Consolidated VIEs: The Company is the primary beneficiary of various VIEs, special-purpose entities established to raise capital for upcoming content and invest in new and related content. The Company consolidates these VIEs because it has the power to direct the activities that most significantly impact the VIEs’ economic performance and has the obligation to absorb losses or the right to receive benefits that could be significant to the VIEs. The carrying amounts of the VIEs’ assets and liabilities included in the consolidated balance sheet as of December 31, 2024, are $8.6 million. Creditors of these VIEs have no recourse to the general credit of the Company. Certain restrictions exist for one of the Company’s VIE’s that require revenue generated by the exploitation of the film “Bonhoeffer” to be used to redeem the preferred shares of that VIE, which redemption value is $6.0 million.

Investment in Unconsolidated Entities

The Company holds investments in several unconsolidated entities, some of which are accounted for under the equity method and others under the cost method.

Equity Method Investments

In October 2023, the Company entered into an equity purchase agreement with a third-party entity, acquiring preferred units for an aggregate purchase price of $1.0 million. Based on the Company’s assessment of the investee’s financial outlook, the Company determined that it is unlikely the investment will be recovered in the foreseeable future. Accordingly, a full impairment of the $1.0 million investment was recorded as of December 31, 2024. This impairment is reflected as a loss under the line item ‘Impairment of investment in affiliates’ in the other income (expense) section of our consolidated statements of operations for the year ended December 31, 2024. No similar impairments occurred during 2023.

Additionally, the Company holds equity investments in other unconsolidated entities. These entities are accounted for under the equity method, as the Company holds significant influence over their operations. The Company’s share of the investees’ net income (loss) was $67.6 thousand and $9.4 thousand for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, and 2023, the carrying value of these investments totaled approximately $2.6 million and $2.6 million, respectively. No impairments or significant valuation adjustments were required for these equity method investments.

Cost Method Investments

The Company also holds investments in entities where it does not have significant influence, which are accounted for under the cost method. Under the cost method, these investments are carried at cost, adjusted for observable price changes in orderly transactions for identical or similar investments and for impairments. As of December 31, 2024 and 2023, the carrying value of these investments totaled approximately $5.6 million and $0.9 million, respectively, with no impairment recorded during the periods.

Variable Interest Entities (Unconsolidated)

The Company has identified certain unconsolidated entities as VIEs under ASC 810, Consolidation. These VIEs are primarily fundraising and content related ventures. The Company does not consolidate these VIEs because it is not the primary beneficiary, meaning it does not have the power to direct the activities that most significantly impact the economic performance of the entities, nor does it have an obligation to absorb significant losses or the right to receive significant benefits from these VIEs.

The Company’s maximum exposure to loss as a result of its involvement with these unconsolidated VIEs is limited to the Company’s equity investment, totaling approximately $0.00 as of December 31, 2024. This amount represents the carrying value of the Company’s equity investments in these VIEs, recorded under investments in affiliates on its consolidated balance sheet. The Company’s involvement in these VIEs is primarily through its operational relationships, and the Company does not have any future funding commitments or guarantees to these entities.

8.	Accrued Expenses

Accrued expenses as of December 31, 2024 and 2023, consist of the following:

	2024	2023
Accrued legal expenses	$5,431,494	$198,372
Accrued marketing expenses	4,860,716	1,168,891
Accrued payroll expenses	1,358,213	1,080,829
Accrued sales tax	359,311	351,774
Accrued income tax	—	1,280,676
Other accrued expenses	1,064,921	2,216,688
	$13,074,655	$6,297,230

Accrued marketing expenses consist of amounts for advertising, promotional activities and other marketing-related costs that were incurred but unpaid at year-end for both periods. Accrued legal expenses represent amounts related to ongoing litigation and legal services incurred but not yet paid as of the respective balance sheet dates. Accrued payroll expenses represent compensation earned by employees, including wages, bonuses and other benefits, that are unpaid as of the balance sheet date. Accrued sales taxes include amounts for sales taxes collected from customers but not yet remitted to tax authorities at the end of the reporting period. Accrued income taxes reflect amounts related to taxes on the Company’s income that are owed but not yet paid as of the balance sheet date. Other accrued expenses include various operational expenses such as professional fees and other miscellaneous items that are individually immaterial to the financial statements. These amounts are expected to be settled in the normal course of business within the next fiscal year.

9.	Accrued Settlement Costs

In September 2020, the Company recorded an expense on the consolidated statements of operations and an accrued settlement cost on the consolidated balance sheets of $5.3 million because of a settlement from the chapter 11 bankruptcy case that was filed on October 18, 2017. The total amount due from litigation and the resulting bankruptcy case was $62.5 million, however, as part of the settlement agreement, it was agreed that the $62.5 million will be lowered to $9.9 million, payable over fourteen years without interest, as long as the Company makes timely payments and there is no breach or violation of the settlement agreement that remains uncured. As a result of this settlement, and the Company’s plans to not break or violate the settlement agreement, the Company recorded an expense of $5.3 million during the year ended December 31, 2020. The Company recorded the present value of $9.9 million with an imputed interest rate of 10.0%. Payments of $0.2 million are due quarterly. As of December 31, 2024 and 2023, the outstanding balance on the consolidated balance sheets is $4.4 million and $4.6 million, respectively, and all payments are current.

Because the Company had no uncured payment faults and did not default on its settlement promises through the date of this Annual Report on Form 10-K, the Company maintains the option to pay the remaining balance on the note, less a discount of $2.1 million. The Company can elect to extend this option through October 2025.

The following table summarizes the scheduled maturities of short-term and long-term settlement costs for the five years subsequent to December 31, 2024:

Year Ending December 31:	Amount
2025	$280,238
2026	309,331
2027	341,443
2028	376,890
2029	416,016
Thereafter	2,648,053
Total	$4,371,971

10.Commitments and Contingencies

Legal Proceedings

The Company currently is, and from time to time might again become, involved in litigation arising in the normal course of business.

Litigation is necessary to defend the Company. The results of any current or future complex litigation matters cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact because of defense and settlement costs, distraction of management and resources, and other factors. Additionally, these matters may change in the future as the litigation and factual discovery unfolds. Legal fees are expensed as incurred. Insurance recoveries associated with legal costs incurred are recorded when they are received.

The Company assesses whether there is a reasonable possibility that a loss, or additional losses beyond those already accrued, may be incurred (“Material Loss”). If there is a reasonable possibility that a Material Loss may be incurred, the Company discloses an estimate or range of the amount of loss, either individually or in the aggregate, or discloses that an estimate of loss cannot be made. If a Material Loss occurs due to an unfavorable outcome in any legal matter, this may have an adverse effect on the consolidated financial position, results of operations, and liquidity of the Company. The Company records a provision for each liability when determined to be probable, and the amount of the loss may be reasonably estimated. These provisions are reviewed annually and adjusted as additional information becomes available. Management, after consultation with legal counsel, believes that the outcome of these proceedings will not have a material impact on the Company’s consolidated financial position, results from operations or liquidity. The actual amounts from the resolution of these matters could vary from management’s estimate.

Disney Litigation and the Preliminary Injunction

On December 12, 2016, the United States District Court for the Central District of California (the “California Court”) in the matter of Disney Enterprises, Inc.; Lucasfilm Ltd., LLC; Twentieth Century Fox Film Corporation and Warner Bros. Entertainment, Inc. (the “Original Plaintiffs”), v. VidAngel (the “Disney Litigation”), granted the Original Plaintiffs’ motion for preliminary injunction against the Company. On October 5, 2017, the California Court allowed the Original Plaintiffs to amend the original complaint to add three of their subsidiaries, MVL Film Finance LLC, New Line Productions, Inc. and Turner Entertainment Co., as additional Plaintiffs (collectively with the Original Plaintiffs, the “Plaintiffs”), and identify additional motion pictures as having allegedly been infringed. The Plaintiffs claimed that the Company unlawfully decrypted and infringed 819 titles in total.

On March 6, 2019, the California Court granted the Plaintiffs’ motion for partial summary judgment as to liability. The order found that the Company was liable for infringing the copyrights and violating the Digital Millennium Copyright Act (the “DMCA”), with respect to certain motion pictures of the Plaintiffs’. Damages related to the respective copyright infringements and DMCA violations were decided by a jury trial in June 2019. The jury found that the Company willfully infringed the Plaintiffs’ copyrights and awarded statutory damages of $75.0 thousand for each of the 819 infringed titles, or $61.4 million. The jury also awarded statutory damages of $1.0 thousand for DMCA violations for each of the 819 infringed titles, or $1.0 million. The total award for both counts is $62.4 million. On September 23, 2019, a judgment consistent with the jury’s verdict was entered against the Company by the California Court. The Plaintiffs also sought an award of costs and attorneys’ fees.

On August 26, 2020, the Company entered into the settlement agreement, dated August 26, 2020 (the “Disney Settlement Agreement”) with the Plaintiffs as part of the Company’s Reorganization Plan (the “Reorganization Plan”), effectively ending the litigation.

The Permanent Injunction

On September 5, 2019, the California Court issued a permanent injunction against the Company. The permanent injunction enjoins the Company, its officers, agents, servants, employees and attorneys from: (1) circumventing technological measures protecting Plaintiffs’ Copyrighted Works (as defined in the Disney Settlement Agreement) on DVDs, Blu-rays or any other medium; (2) copying Plaintiffs’ Copyrighted Works, including, but not limited to, copying the works onto computers or servers; (3) streaming, transmitting or otherwise publicly performing any of Plaintiffs’ Copyrighted Works over the internet, via web applications, via portable devices, via streaming devices or by means of any other device or process; and (4) engaging in any other activity that violates, directly or indirectly, Plaintiffs’ anti-circumvention right, 17 U.S.C. § 1201(a), or that infringes by any means, directly or indirectly, any Plaintiffs’ exclusive rights in any Copyrighted Work under Section 106 of the Copyright Act, 17 U.S.C. §106.

The Company was required to cease and have ceased filtering and streaming all movies and TV programs owned by the Plaintiffs.

Chapter 11 Bankruptcy

On October 18, 2017, the Company filed a voluntary petition for relief under chapter 11, title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of Utah (the “Bankruptcy Court”), case number 17-29073 (the “Bankruptcy Case”), On November 17, 2020, the Bankruptcy Court issued a final decree closing the Company’s Bankruptcy Case.

ClearPlay Litigation

In 2014, the Company responded to a contention by ClearPlay that the Company (at such time, VidAngel) infringed on certain ClearPlay patents by suing ClearPlay in the United States District Court for the Central District of California (the case was later transferred to Utah). In doing so, the Company requested judicial determinations that the Company’s technology and service did not infringe eight patents owned by ClearPlay and that the patents were invalid. In turn, ClearPlay counterclaimed against the Company, alleging patent infringement. On February 17, 2015, the case was stayed pending inter partes review by the United States Patent and Trademark Office (the “USPTO”), of several of ClearPlay’s patents. The Company not party to or involved in the USPTO’s review of those patents. Owing to those proceedings, on May 29, 2015, the Utah trial court closed the case without prejudice to the parties’ rights to reassert any or all claims later. In July and August 2015, many of ClearPlay’s patent claims, including many of the claims asserted against the Company, were invalidated by the USPTO. Certain of ClearPlay’s other patent claims were upheld and others were never challenged in the USPTO. Following the USPTO’s rulings, ClearPlay appealed certain of the USPTO’s invalidity decisions to the United States Court of Appeals for the Federal Circuit. The findings of invalidity were all affirmed by the Federal Circuit on August 16, 2016. On October 31, 2016, the Magistrate Judge, Brooke C. Wells, conducted telephonic status conferences in this and a related case brought by ClearPlay against DISH Network and ordered that both cases be re-opened. Subsequently, Magistrate Judge Wells granted ClearPlay’s motion to stay the litigation at least until a decision is rendered on the preliminary injunction by the Ninth Circuit. On October 12, 2017, the magistrate judge ordered the case stayed again, this time until a final decision is rendered in the Disney Litigation. On February 14, 2018, ClearPlay filed a claim in the Company’s chapter 11 proceeding seeking an unliquidated sum. On April 14, 2020, the trustee appointed in the Company’s Bankruptcy Case filed an objection to the claim in the Bankruptcy Court seeking an order to disallow the claim in its entirety. On October 21, 2020, the Bankruptcy Court issued an order converting the trustee’s objection to ClearPlay’s claim in the Bankruptcy Case to an adversary proceeding.

On April 20, 2021, the Bankruptcy Court lifted the stay as the final decision in the Disney Litigation had been determined and the Company was no longer in bankruptcy. VidAngel Entertainment assumed responsibility for defense of the ClearPlay litigation, and any settlement discussions thereto, as part of the asset purchase agreement, dated March 1, 2021, by and between the Company, Skip TV Holdings, LLC and VidAngel Entertainment, LLC (the “VidAngel Asset Purchase Agreement”). On November 4, 2021, the Company informed the court that Angel Studios sold VidAngel and VidAngel Entertainment is the successor. On January 14, 2022, ClearPlay filed a response stating the Company and VidAngel Entertainment are liable for past infringement as they are the successor to VidAngel.

On December 20, 2021, the Company served non-infringement and invalidity contentions concerning the patents asserted in this case. On January 7, 2022, ClearPlay filed a motion seeking to add additional causes of action under the DMCA and Utah state law for alleged tortious interference, which the Company opposed on February 4, 2022. On June 23, 2022, the Court granted leave for ClearPlay to amend its complaint to add these claims but deferred to a later stage of the proceedings any ruling on the futility of the claims. On December 8, 2023, the Court held a Markman hearing to construe the scope and meaning of certain disputed claim terms in the asserted patents. At the conclusion of the hearing, the Court took the matter under submission.

On August 30, 2024, the Company entered into a settlement agreement with ClearPlay pursuant to which, among other things,  ClearPlay will receive a royalty of $1.8 million, which is to be paid in thirty-six monthly installments of $50.0 thousand per month. Pursuant to the VidAngel Asset Purchase Agreement, these payments will be made by VidAngel Entertainment, LLC and as such no liability was recorded by the Company. The litigation was subsequently dismissed with prejudice.

The Chosen Arbitration

Historically, the Company has generated a significant portion of its total revenue from distribution activities related to the Chosen Agreement. The Chosen Agreement outlines the contractual arrangement between the parties pursuant to which the Company was granted a limited license to distribute, solely on the Angel App, all previous and future episodes and seasons of the series “The Chosen,” and any future audiovisual productions derivative thereof. Revenue from distribution activities related to the Chosen Agreement does not currently account for any percentage of the Company’s revenue.

On April 4, 2023, The Chosen initiated a private binding arbitration against the Company alleging certain material breaches of contract under the Chosen Agreement and seeking to terminate the Chosen Agreement. On May 28, 2024, the arbitrator in the arbitration proceedings issued an interim arbitration award (the “Interim Arbitration Award”) granting The Chosen’s breach of contract claims and terminating the Chosen Agreement effective as of May 28, 2024. The Interim Arbitration Award granted The Chosen monetary damages in the amount of $30.0 thousand, plus costs and potential recovery of an allocable portion of its attorney fees, which have been accrued as of December 31, 2024. The Interim Arbitration Award denied in full The Chosen’s claims for the remedies of disgorgement of profits and corrective advertising. On September 25, 2024, the final award (the “Final Arbitration Award”) was issued, which remained consistent with the Interim Arbitration Award and granted a portion of The Chosen’s costs and fees. On October 25, 2024, the Company filed an appeal of the Final Arbitration Award, as permitted under the arbitration provision of the Chosen Agreement. Three arbitrators have been selected to preside over the appeal, which is currently scheduled for May 15 to May 22, 2025. Unless and until a favorable outcome of such appellate review is determined, the Company will fully comply with the Final Arbitration Award, including with respect to the termination of the Chosen Agreement effective as of May 28, 2024.

Mergers and Acquisitions

In July 2022, the Company purchased an 8.0% interest in an entity that is partially owned by one or more of the Company’s directors, officers, and stockholders. This entity produces content for the Company’s platforms. The total purchase price was $1.7 million. In August 2023, the Company entered into negotiations to acquire this entity in full. While negotiations are ongoing, the Company agreed to fund the operations of the entity. During the years ended December 31, 2024 and 2023, the Company funded $4.4 million and $0.9 million, respectively, related to supporting operations of the entity which was expensed by the Company.

In August 2024, the Company agreed to a non-binding term sheet to acquire the rights related to a project currently under a content licensing agreement. The total purchase price was $30.0 million. The Company agreed to fund the operations of the entity until and following the completion of the acquisition. During the year ended December 31, 2024, the Company funded $2.2 million related to supporting operations of the entity which was expensed by the Company.

As of December 31, 2024, the Company had made certain payments totaling $2.3 million related to the proposed acquisition of Slingshot USA, LLC, which has yet to be completed. These payments consisted of a $0.5 million non-refundable earnest money deposit and $1.8 million in cash injections for production costs. The transaction is currently the subject of litigation, and the final outcome remains uncertain. The Company is assessing the ongoing financial obligations and risks associated with the proposed acquisition and litigation.

Operating Leases

The Company has several non-cancelable office and warehouse leases that mature between July 31, 2027, and March 31, 2029, with monthly payments that escalate between 3.0%-5.0% each year.

The following represents maturities of operating lease liabilities as of December 31, 2024:

Year Ending December 31:	Amount
2025	$858,706
2026	893,740
2027	822,688
2028	567,760
2029	101,100
Total Lease Payments	3,243,994
Less: Interest	(417,236)
Present value of lease liabilities	$2,826,758

The weighted average remaining lease terms and interest rates were as follows as of December 31, 2024:

Lease Term and Discount Rate	2024
Weighted Average Remaining Lease Term (years)
Operating leases	3.7
Weighted Average Discount Rate
Operating leases	7.27%

Lease expense for operating lease liabilities was $0.9 million, $0.7 million and $0.5 million for the years ended December 31, 2024, 2023 and 2022, respectively, and included in general and administrative expenses on the consolidated statements of operations.

Cash payments included in the measurement of operating lease liabilities for the years ended December 31, 2024, 2023 and 2022 were $0.8 million, $0.7 million and $0.5 million, respectively

Loan Guarantees

The Company has agreed to various loan guarantees during the year ended December 31, 2024, which fall into two distinct categories: (1) loan guarantees evaluated under ASC 460, Guarantees, and (2) a specific loan guarantee related to assumable debt that is outside the scope of ASC 460.

ASC 460 Loan Guarantees

These guarantees could result in obligations if the related parties default on their loans. In accordance with ASC 460, Guarantees, the Company evaluated whether a liability needed to be recognized for each guarantee at the time the guarantees were issued. Based on the Company’s assessment under ASC 460, no liability or corresponding receivable was recorded. The Company concluded that the likelihood of making payments under these guarantees is remote, and as such, no recognition was necessary. These guarantees remain disclosed as potential obligations, but no liability has been recognized as of December 31, 2024.

The Company’s maximum exposure under all ASC 460 guarantees, if all related parties were to default and no recovery could be made, is $3.1 million, including principal and related interest. The obligations behind these guarantees are all due during 2025.

Assumable Debt Guarantee

In addition to the above, the Company agreed to guarantee an $8.5 million loan to a filmmaker during the year ended December 31, 2024, which falls outside the scope of ASC 460 due to the expectation that the Company will repay the loan on behalf of the filmmaker. The guaranteed loan consists of an $8.5 million principal amount with a 10.0% coupon. The Company expects to fully repay the loan and subsequently collect the amount from the filmmaker’s future earnings. As a result, a loan guarantee receivable asset and a corresponding loan guarantee payable liability were recorded on the consolidated balance sheet.

Class C Common Stock Contractual Adjustment

During 2023, one of the Company’s investors purchased 528,914 shares of its Class C Common Stock. As part of the purchase agreement, the total shares purchased would be adjusted to 842,696 shares of Class C Common Stock if each of the below events occurred:

1.	If gross revenues of the Company in 2023, 2024 or 2025 was less than $100.0 million; and
2.	If a material and adverse change to the Company’s contract with The Chosen results in a reduction in revenue from the Chosen Agreement by at least 20.0% relative to the revenue that would have otherwise been entitled if not for the material change.

As the Company’s revenues were below $100.0 million during 2024, the Company is awaiting the results of the appeal of the arbitration with The Chosen to determine if the second event would be triggered and the additional shares would need to be recorded.

11.	Stock Options

Stock Incentive Plan

The Company’s 2014 Stock Incentive Plan, originally approved in 2014, was amended and restated in each of August 2016, July 2020, and February 2021 (the “Prior Stock Incentive Plan”), The Prior Stock Incentive Plan provided for the grant of incentive stock options, nonqualified stock options, stock appreciation rights and shares of restricted stock. In October 2023, the Company adopted the 2023 Stock Incentive Plan (the “Stock Incentive Plan”). The Stock Incentive Plan reserves a total of 5,775,000 shares of the Company’s Class F Common Stock for issuance thereunder and subject to the condition that the total number of shares issued thereunder, and along with the Prior Stock Incentive Plan, shall not exceed 16.5% of the fully diluted outstanding shares of the Company’s Common Stock. Under the terms of the Stock Incentive Plan and including the reserved shares from the Prior Stock Incentive Plan, there were 5,494,650 shares of Class F Common Stock authorized for grant to employees, officers, directors and consultants, as of December 31, 2024.

The board of directors of the Company (the “Board”) determines the terms of each grant. As of the date of this Annual Report on Form 10-K, the Company has only granted incentive stock options and nonqualified stock options. Generally, 25.0% of these options vest on the one-year anniversary of the vesting commencement date, and 1/36 of the remaining options vest each month thereafter. The options typically have a contractual life of ten years. There were 749,347, 792,105 and 782,298 shares of Class F Common Stock available for grant under the Stock Incentive Plan as of December 31, 2024, 2023 and 2022, respectively.

Performance Equity Plan

The Company’s Performance Equity Plan (the “Performance Equity Plan”) was adopted in October 2023 and provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights and shares of restricted stock to certain of its employees, directors and consultants. Awards made under the Performance Equity Plan are subject to certain performance vesting criteria based on either (i) the Company’s stock price, as quoted on a publicly traded market or stock exchange, being equal to or greater than certain prices or (ii) the Company having at least two consecutive independent stock price valuations completed on its Common Stock (and approved by the Board) that value the Company’s Common Stock at a price equal to or higher than the vesting stock price applicable to the award. The Performance Equity Plan reserves a total of 2,797,466 shares of the Company’s Class C Common Stock for issuance. As of December 31, 2024, options exercisable for 2,224,846 shares of Class C Common Stock had been issued as part of the Performance Equity Plan, with 572,620 shares of Class C Common Stock remaining available for issuance. As of December 31, 2023, options exercisable for 924,692 shares of Class C Common Stock had been issued as part of the Performance Equity Plan, with 1,872,774 shares of Class C Common Stock remaining available for issuance. The options typically have a contractual life of ten years.

Stock-based compensation expense, related to options grants of the Stock Incentive Plan and Performance Equity Plan, for the years ended December 31, 2024, 2023 and 2022 was $3.6 million, $1.0 million and $1.5 million, respectively. As of December 31, 2024, 2023 and 2022, the Company had $23.3 million, $8.0 million and $2.0 million, respectively, of unrecognized stock-based compensation costs related to non-vested awards that will be recognized over a weighted-average period of 5.78, 4.97 and 2.72 years, respectively. The Company recognizes forfeitures as they occur.

The following sets forth the outstanding stock options for both the Stock Incentive Plan and the Performance Equity Plan and related activity for the years ended December 31, 2024, 2023 and 2022:

		Weighted
	Number of	Average Exercise
	Options	Price Per Share
Outstanding as of January 1, 2022	2,291,628	4.47
Granted	431,763	11.95
Exercised	(77,011)	3.36
Forfeited	(319,068)	8.90
Outstanding as of December 31, 2022	2,327,312	5.26
Granted	1,712,073	14.18
Exercised	(197,656)	1.19
Forfeited	(139,619)	10.78
Outstanding as of December 31, 2023	3,702,110	9.41
Granted	1,925,301	23.13
Exercised	(197,966)	3.13
Forfeited	(438,289)	12.67
Outstanding as of December 31, 2024	4,991,156	14.67

The following summarizes information about stock options outstanding for both the Stock Incentive Plan and the Performance Equity Plan as of December 31, 2024:

	Weighted Average
	Remaining
Number of Options	Contractual	Weighted Average	Number of Options	Weighted Average
Outstanding	Life (Years)	Exercise Price	Exercisable	Exercise Price
517,018	4.76	$0.32	517,018	$0.32
18,500	0.29	0.50	18,500	0.50
45,400	1.55	0.82	45,400	0.82
268,307	6.21	3.42	259,767	3.42
414,175	6.62	8.63	360,973	8.63
173,111	6.84	8.90	136,247	8.90
242,573	7.71	11.95	208,105	11.95
2,247,624	8.84	14.18	345,985	14.18
1,064,448	9.30	30.24	17,642	30.24
4,991,156	7.97	$14.67	1,909,637	$6.99

The fair value of each stock-based award granted from the Stock Incentive Plan was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions as of December 31:

	2024		2023		2022
Risk-free interest rate	3.43 - 4.68%		3.63 - 4.86%		2.85 - 3.67%
Expected stock price volatility	50%		50%		50%
Expected dividend yield	0%		0%		0%
Expected life of options	5 - 10	years	5	years	5	years

The fair value of each stock-based award granted from the Performance Equity Plan was estimated on the date of grant using the Monte-Carlo option-pricing model with the following assumptions as of December 31:

	2024		2023
Risk-free interest rate	3.65 - 4.26%		4.81%
Expected stock price volatility	46 - 48%		46%
Expected dividend yield	0%		0%
Expected life of options	4.2 - 7.7	years	6.8 - 7.9	years

As of December 31, 2024, 2023 and 2022, the aggregate intrinsic value of options outstanding was $77.7 million, $17.7 million and $15.5 million, respectively. As of December 31, 2024, 2023 and 2022, the aggregate intrinsic value of options exercisable was $44.4 million, $15.5 million and $13.2 million, respectively.

Expected option lives and volatilities were based on historical data of the Company and comparable companies in the industry. The risk-free interest rate was calculated using similar rates published by the Federal Reserve. The Company has no plans to declare any future dividends.

12.Common Stock

The Company has authorized capital stock consisting of 85,000,000 shares of Common Stock, par value $0.001 per share, of which 27,500,000 shares have been designated as Class A Common Stock, 4,000,000 have been designated as Class B Common Stock, 38,000,000 have been designated as Class C Common Stock and 15,500,000 have been designated as Class F Common Stock.

Voting Rights

Each outstanding share of Class A Common Stock and Class F Common Stock shall be entitled to five votes on each matter to be voted on by the stockholders of the Company. Each outstanding share of Class B Common Stock shall be entitled to fifty-five votes on each matter to be voted on by the stockholders of the Company. Each outstanding share of Class C Common Stock shall be entitled to one vote on each matter to be voted on by the stockholders of the Company. The holders of each class of Common Stock vote together as a single class. However, the majority of the voting power of the outstanding shares of two of the following classes of stock: the Class F Common Stock, the Class A Common Stock, and the Class B Common Stock, each voting separately as a class, can vote to amend or repeal, or adopt any provision in the Company’s certificate of incorporation.

Election of Directors

So long as shares of Class A Common Stock, Class B Common Stock and Class F Common Stock, each independent of one another, remain outstanding, holders of the class of Common Stock will have the ability to elect an equal number of directors. Currently, the Board consists of one member elected by the holders of shares of Class A Common Stock, one member elected by the holders of shares of Class B Common Stock and one member elected by the holders of shares of Class F Common Stock. The other two members of the board are elected by all stockholders of the Company. The holders of shares of Class C Common Stock will gain the ability to elect a director once the total number of outstanding shares of Class C Common Stock exceeds 5.0%. As of December 31, 2024, shares of Class C Common Stock represented approximately 11.0% of the outstanding shares of the Company and at the next annual meeting of shareholders, the holders of shares of Class C Common Stock will have the right to elect a director.

Liquidation Rights

The holders of shares of Common Stock outstanding shall be entitled to receive all of the assets and funds of the Company remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of shares of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.

Dividends

Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board, out of funds legally available, therefore.

Identical Rights

Holders of shares of Common Stock shall have the same rights and privileges and rank equally with, and have identical rights and privileges as, holders of all other shares of Common Stock, except with regard to voting rights as provided above.

Voluntary and Automatic Conversion into Class C Common Stock

Each one share of Class F Common Stock, Class A Common Stock and Class B Common Stock shall be convertible into one share of Class C Common Stock at the option of the holder at any time. Each one share of Class F Common Stock, Class A Common Stock and Class B Common Stock shall automatically convert into one share of Class C Common Stock upon certain criteria as defined in our amended and restated certification of incorporation.

Conversion of Class A Common Stock into Class F Common Stock

During 2022, current and prior employees and contractors who held shares of Class A Common Stock elected to convert their Class A Common Stock into Class F Common Stock. Class F Common Stock is exclusively reserved for current and prior employees and contractors of the Company. The conversions were made in accordance with the terms of the Prior Stock Incentive Plan and our articles of incorporation.

The conversion of Class A Common Stock to Class F Common Stock has no impact on the overall number of outstanding shares of the Common Stock. The conversion, and resulting ownership of Class F Common Stock rather than Class A Common Stock, affects the voting rights of the respective shareholders only in that, on matters where holders of shares of Common Stock vote separately as a class, each respective shareholder will be entitled to vote as a holder of shares of Class F Common Stock rather than as a holder of shares of Class A Common Stock.

Conversion of Class B Common Stock into Class A Common Stock

During 2024, certain holders of shares of Class B Common Stock who held more than the maximum allowed number of shares of Class B Common Stock pursuant to the Company’s articles of incorporation, which is currently set at 8,333 shares of Class B Common Stock (the “Class B Cap”), had their shares of Class B Common Stock in excess of the Class B Cap, automatically converted into shares of Class A Common Stock. The conversion of Class B Common Stock to Class A Common Stock has no impact on the overall number of outstanding shares of the Common Stock. The conversion, and resulting ownership of Class B Common Stock rather than Class A Common Stock, affects the voting rights of the respective shareholders in that, on matters where holders of shares of Common Stock vote together, each respective share converted to Class A Common Stock will only have five votes per share, a reduction of fifty votes per share, and on matters where holders of shares of Common Stock vote separately as a class, each respective shareholder will be entitled to vote their respective shares of Class A Common Stock as a holder of shares of Class A Common Stock, and their respective shares of Class B Common Stock as a holder of shares of Class B Common Stock.

Loss per Share

The following table represents the Company’s loss per share for the three months and year ended December 31:

	Year Ended
	2024	2023	2022
Numerator:
Net income (loss) attributable to controlling interests	$(89,795,494)	$9,163,794	$(13,710,708)

Denominator:
Weighted average basic shares outstanding	25,791,117	24,775,858	24,264,683
Effect of dilutive shares	—	1,153,388	—
Weighted average diluted shares	25,791,117	25,929,246	24,264,683

Basic gain (loss) per share	$(3.482)	$0.370	$(0.565)
Diluted gain (loss) per share	$(3.482)	$0.353	$(0.565)

Basic loss per share includes no dilution and is computed by dividing net income available to common stockholders by the weighted average common shares outstanding for the period. Diluted loss per share is calculated similarly to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the common shares were dilutive. Common shares were anti-dilutive in periods where the Company’s performance resulted in a net loss. If the Company had income during the years ended December 31, 2024 and 2022, the number of dilutive shares should be 1,901,382 and 1,438,552, respectively.

13.	Income Taxes

The components of the provision (benefit) for income taxes, net are as follows for the years ended December 31:

	2024	2023	2022
U.S. Federal:
Current	$(251,837)	$1,098,349	$(305,933)
Deferred	3,219,201	(3,219,201)	(366,667)
Total	2,967,364	(2,120,852)	(672,600)
U.S. State:
Current	(213,880)	204,535	(24,306)
Deferred	781,118	(781,118)	(68,279)
Total	567,238	(576,583)	(92,585)
Provision (benefit) for income taxes, net	$3,534,602	$(2,697,435)	$(765,185)

The items accounting for differences between income taxes computed at the federal statutory rate and the provision (benefit) recorded for income taxes are as follows for the years ended December 31:

	2024	2023	2022
Federal income tax at statutory rates	$(18,150,928)	$1,326,085	$(3,016,213)
State income tax at statutory rates	(2,975,942)	(228,939)	(422,908)
DTA adjustment	(235,346)	(115,470)	—
Change in valuation allowance	25,861,296	(2,348,227)	2,348,227
Federal tax credits	(789,620)	(1,216,878)	—
Other	(174,858)	(114,006)	325,709
	$3,534,602	$(2,697,435)	$(765,185)

Significant components of the Company’s net deferred income tax assets, which are included in other long-term assets on the consolidated balance sheets, are as follows as of December 31:

	2024	2023	2022
Net operating loss carryforwards	$18,872,026	$—	$1,044,440
Research and development	5,564,482	3,787,461	1,108,958
Digital asset impairment	1,491,329	1,920,228	1,919,244
Research and development credits	1,180,635	229,867	—
Depreciation and amortization	(190,587)	(330,698)	(305,337)
Impairment of equity investment	243,557	—	—
Accruals and reserves	(310,990)	(554,006)	(317,970)
Deferred gain on sale	(989,156)	(1,052,533)	(1,101,108)
Valuation allowance	(25,861,296)	—	(2,348,227)
	$—	$4,000,319	$—

As of December 31, 2024, the Company had net operating loss (“NOL”) carryforwards available to offset future taxable income, of approximately $77.1 million. The utilization of the NOL carryforwards is subject to annual limitations under Section 382 of the Internal Revenue Code of 1986, as amended. Section 382 imposes limitations on a corporation’s ability to utilize its NOL carryforwards if it experiences an “ownership change.” In general terms, an ownership change results from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50.0% over a three-year period.

The Company has concluded that there are no significant uncertain tax positions requiring disclosure.

14.Related-Party Transactions

The Company has a marketing services contract with an entity owned by one or more of the Company’s directors, officers and stockholders. During the years ended December 31, 2024, 2023 and 2022, the Company incurred expenses of $0.5 million, $1.0 million and $1.7 million, respectively, to the related party for marketing services.

In July 2021, the Company purchased a 50.0% interest in the entity that owns the building in which the Company leases its office space from. Lease payments made during the period of related party ownership were $0.4 million for the years ended December 31, 2024, 2023 and 2022.

In August 2023, the Company entered into negotiations to purchase an entity that is partially owned by one or more of the Company’s directors, officers and stockholders. See “Note 10. Commitments and Contingencies—Mergers and Acquisitions” for further discussion.

On February 23, 2024, the Company entered into a revolving P&A loan agreement (the “P&A Loan Agreement,” as amended by the first amendment to the P&A Loan Agreement, dated as of December 1, 2024, the “P&A Loan Agreement Amendment,” together with the P&A Loan Agreement, the “Amended P&A Loan Agreement”) with Angel P&A, LLC, a Delaware limited liability company (“Angel P&A”) that is 100.0% owned by one or more of the Company’s directors, officers and stockholders. Angel P&A was set up for the specific purpose of raising up to $15.0 million in P&A funds for the Company to use for upcoming theatrical releases, in exchange for revenue participation rights of the films. The revenue participation rights allow Angel P&A the right to receive an amount not to exceed 115.0% (initial investment plus a 10.0%-15.0% return, which depends on the term of the loan) of their invested amount. Angel P&A has priority on the: (i) cash receipts to the Company of the particular film they invested in and shall be paid in full before any other claims, with the exception of crowdfunding P&A raised (if any) which would take first priority, from the film are paid and (ii) proceeds from the receipts of all other films, net of our contractual payment oglications associated with such license or other agreements. An initial draw of $10.0 million took place in March 2024 and was paid back in June 2024 along with a 10.0% return. A draw of $2.0 million was made in July 2024 and paid back in September 2024 along with a 10.0% return. Draws totaling $8.0 million were made in December 2024, with payment of principal and related interest due in 2025. Once Angel P&A receives the repayment on these notes, the interest portion will be distributed to the institutional investors and the original investment can either remain at Angel P&A (up to $5.0 million) for additional P&A loans needed by the Company or be returned to the institutional investors until the Company has further need of the funds. The commitment period between Angel P&A and the Company, and between Angel P&A and the investors, lasts through February 2027. Angel P&A has no employees and is not anticipated to incur any operating expenses. As of December 31, 2024 and 2023, $8.2 million and $0.00, respectively, of notes payable and related interest were due to Angel P&A.

15.Subsequent Events

Subsequent events have been evaluated through March 28, 2025, which is the date the consolidated financial statements were available to be issued.

Loan and Security Agreement

On February 5, 2025, Angel Studios Licensing, LLC (the “Borrower”), a wholly-owned subsidiary of the Company, entered into a Loan and Security Agreement (the “Loan Agreement”) with a third party lender (the “Lender”) to secure senior secured financing related to the licensing receivables from the feature film “Sound of Freedom.” Under the Loan Agreement, the Lender paid to the Borrower $5.4 million (the “Loan”) for working capital and future media acquisition and production. In exchange, the Borrower assigned the rights to collect future licensing receivables, with a total gross value of $18.0 million, to the Lender. The Loan is repayable in nine quarterly installments of $0.7 million each, commencing February 15, 2025, with a maturity date of February 15, 2027. Although the Loan is in the name of Angel Studios Licensing, LLC, the $0.7 million quarterly payments will not be made directly by the Borrower from its operating cash but rather will be funded through gross receipts from the licensing agreement, as managed by a third-party collection manager (the “Collection Manger”). Upon an event of default or post-maturity, the unpaid balance accrues default interest at 2.0% per thirty days, compounding monthly, subject to applicable legal limits.

The Loan is secured by a first-priority security interest in all assets related to “Sound of Freedom,” including distribution proceeds, and a repayment lien on all future media projects of the Borrower and the Company, subordinated to certain pre-existing obligations except for “Sound of Freedom” assets. The Company provided a corporate guaranty, granting the Lender a first-priority lien on its assets related to the film and a subordinated lien on other future projects until the indebtedness is repaid. Additional costs include a $0.1 million set-up fee and $30.0 thousand in legal fees payable to the Lender.

Concurrently, on February 5, 2025, the Company, the Lender and the Collection Manager entered into a collection account management agreement to manage the collection and distribution of approximately $21.8 million in gross receipts from the licensing receivables from the feature film “Sound of Freedom.” The Collection Manager will oversee the receipt and distribution of these funds, with priority payments of up to $6.3 million directed to the Lender under the Loan Agreement, thus reducing net proceeds available to the Company. The Company will not be required to make direct cash payments for the $0.7 million quarterly installments, as these will be paid directly from the collected licensing receipts. The Company maintains a receivable for the $0.7 million quarterly payments, representing the amounts collected on its behalf to satisfy the loan repayment.

As a result of this transaction, the Company has derecognized short-term and long-term licensing receivables and related accrued royalty liabilities, as the rights to the receivables have been assigned to the Lender. Additionally, a financing discount previously applied to the receivables, which had been recognized as interest income over time, has now been fully recognized as interest income upon the closing of the Loan Agreement.

Debt and Financing

On February 19, 2025, the Company received a default notice from the lender regarding the assumable debt guarantee discussed in “Note 10. Commitments and Contingencies—Assumable Debt Guarantee” above. The guarantee relates to the loan for which the Company recorded a loan guarantee receivable and a corresponding loan guarantee payable as of December 31, 2024. Subsequent to December 31, 2024, the Company has been required to make $2.0 million in payments under this guarantee and expects it will be paying the remaining balance over the coming months. For more details on the Company’s loan guarantees and related accounting treatment, see “Note 10. Commitments and Contingencies—Assumable Debt Guarantee.”

During January and February 2025, the Company entered into several loan agreements where bitcoin is used as collateral. The Company retains the economic risk of the bitcoin. The loans have terms of twelve months or less, with the total value of loan principal secured by bitcoin collateral amounting to $13.5 million. Interest on the loans range between 11.5% to 15.0%.

During the first quarter of 2025, the Company sold an aggregate of 431,402 shares of Class C Common Stock to various purchasers, generating gross proceeds of approximately $14.1 million. The issuances of the Class C Common Stock were made in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. The Company intends to use the proceeds from the sales of Class C Common Stock to manage its business and provide working capital for its operations. The proceeds may also be used to pay expenses relating to salaries and other compensation to its officers and employees.